Exhibit 99.1

Media Contact: Melanie Vuynovich Double Forte 415.848.8122 mvuynovich@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2009 RESULTS

Announces Introduction of Godiva® Chocolatier Brand Flavored andMedium Roast Coffees Nationally

EMERYVILLE, Calif. – July 28, 2009 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter 2009 results for the period ended June 28, 2009, which included 13 weeks.

In this release, the company:

•	Reports second quarter diluted earnings per share of $0.26, an increase of 24% versus last year

•	Reports net revenue of $73.6 million, an increase of 5% versus last year

•	Narrows guidance for diluted earnings per share in 2009 to $0.97 to $1.00, the high end of the previous range

•
Announces that it entered into a licensing agreement with privately held Godiva Chocolatier, Inc. to sell and distribute a premium line of Godiva brand medium roast and flavored coffees in supermarkets nationwide.

For the 13 weeks ended June 28, 2009, net revenue increased 5% to $73.6 million from $70.1 million for the corresponding period last year.

Net income for the quarter was $3.4 million, or $0.26 per diluted share, compared to $3.0 million, or $0.21 per diluted share, for the corresponding period last year.

“I’m very pleased with our performance,” said Patrick O’Dea, CEO and president of Peet's Coffee & Tea. “In a weak economy, we’re delivering strong earnings per share growth, up 24% this quarter and 36% in the first half of this fiscal year. This is a testament to the strength of our brand, our people, and the infrastructure we’ve built. We will continue to leverage these strengths into the second half of this year as we gain some momentum on our base business and begin to drive new growth with the national launch of Godiva medium roast and flavored coffees.”

Introduction of Godiva® Chocolatier Brand Coffees

Peet's Coffee & Tea, Inc. also announced today that it entered into a licensing agreement with privately held Godiva Chocolatier, Inc. to sell and distribute a premium line of Godiva brand coffees in supermarkets, mass merchandisers and related channels where coffee is purchased for the home. It will not be available in Peet's Coffee & Tea stores.

“This partnership is an important step towards our long-stated vision to be the gold standard specialty coffee and tea company,” said O’Dea. “We’ve already established the Peet’s brand as the quality leader at the high end of specialty coffee with its signature deep-roast profile. Godiva coffees will enable us to capture the leading position in the medium roast and flavored segments by offering a superior quality product backed by the strong flavor credentials of the Godiva brand name, expertly merchandised by our direct store delivery (DSD) selling system.”

“We are pleased to partner with Peet’s to launch an outstanding line of Godiva coffees,” said Jim Goldman, CEO and president, Godiva Chocolatier.  “By combining the world’s leading premium chocolate brand with Peet’s coffee expertise we are building on our respective strengths and will deliver an exceptional consumer experience.”

Financial and Operating Summary

Retail net revenue increased 5% to $48.8 million for the 13 weeks ended June 28, 2009 from $46.3 million for the corresponding period last year. The increase was primarily attributed to new retail stores opened in the last 12 months. The company opened two new retail locations in the quarter.

Specialty net revenue increased 4% to $24.7 million compared to $23.7 million for the corresponding period last year.  At the end of the quarter, approximately 8,400 grocery stores carried Peet’s coffee. Within the specialty business, grocery sales grew 9%, foodservice and office was flat, and home delivery sales were down 5% compared to the same period last year.

Cost of sales and related occupancy costs decreased as a percentage of net revenue to 44.8%, compared to 46.0% for the corresponding period last year.  The decrease from last year was due to lower shipping costs, effective cost controls in the plant and retail stores, higher prices in retail and grocery, and lower milk costs, partially offset by higher green coffee costs.

Operating expenses decreased as a percentage of net revenue to 34.8%, compared to 35.2% for the corresponding period last year.  The decrease was primarily due to effective cost management in the retail business, leveraging of retail overhead costs, and lower workers compensation expense. This was partially offset by higher sales and distribution costs in grocery to support the expansion of the DSD selling system into the Eastern U.S.

General and administrative expenses increased to $6.1 million compared to $5.4 million for the same period last year driven primarily by higher payroll related costs and timing of marketing expenses.

Depreciation and amortization expenses increased to $3.6 million compared to $3.2 million for the corresponding period last year. The increase was primarily due to the opening of 14 new retail stores in the last 12 months.

The company ended the quarter with cash and cash equivalents plus investments of $20.7 million.

Peet’s Coffee & Tea, Inc. Q2 2009 Conference Call

The company will host a conference call beginning at 2:00 p.m. PT / 5:00 p.m. ET on July 28, 2009, which can be accessed by calling 1-877-419-6600.  The call will be simultaneously webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT / 8:00 p.m. ET on July 28, 2009 through 8:59 p.m. PT / 11:59 p.m. ET on August 4, 2009, at 1-888-203-1112 or 1-719-457-0820, using access code 4195045. It will also be archived at http://investor.peets.com/medialist.cfm through July 28, 2010, at 8:59 p.m. PT / 11:59 ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States.  Founded in 1966 in Berkeley, California by Alfred Peet, an early tea authority who became widely recognized as the grandfather of specialty coffee in the U.S., Peet’s offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality though its unique direct store delivery selling and merchandising system.  Peet's is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2009 forecasted earnings per diluted share and relating to the expected benefits of the company’s licensing agreement with Godiva Chocolatier. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the current recession and its ongoing negative impact on consumer spending, the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; complaints or claims by current, former or prospective employees or government agencies; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2008.  These factors may not be exhaustive.  The company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	June 28,	December 28,
	2009	2008

ASSETS

Current assets
Cash and cash equivalents	$15,148	$4,719
Short-term marketable securities	5,548	8,600
Accounts receivable, net	9,565	11,924
Inventories	29,473	26,124
Deferred income taxes - current	2,922	2,922
Prepaid expenses and other	4,998	7,193
Total current assets	67,654	61,482

Property, plant and equipment, net	109,063	107,914
Deferred income taxes - non current	3,069	3,059
Other assets, net	2,801	3,897

Total assets	$182,587	$176,352

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$10,242	$9,858
Accrued compensation and benefits	8,058	8,852
Deferred revenue	5,008	6,350
Total current liabilities	23,308	25,060

Deferred lease credits	7,179	6,645
Other long-term liabilities	871	740
Total liabilities	31,358	32,445

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:12,944,000 and 13,174,000 shares	86,763	90,123
Accumulated other comprehensive income	4,255	34
Retained earnings	60,211	53,750

Total shareholders' equity	151,229	143,907

Total liabilities and shareholders' equity	$182,587	$176,352

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Retail stores	$48,840	$46,309	$96,823	$90,918
Specialty sales	24,725	23,746	48,847	46,272
Net revenue	73,565	70,055	145,670	137,190

Cost of sales and related occupancy expenses	32,953	32,240	65,521	64,229
Operating expenses	25,580	24,689	50,752	48,218
General and administrative expenses	6,074	5,434	12,012	10,996
Depreciation and amortization expenses	3,631	3,176	7,238	6,246
Total costs and expenses from operations	68,238	65,539	135,523	129,689

Income from operations	5,327	4,516	10,147	7,501

Interest income	48	202	126	506

Income before income taxes	5,375	4,718	10,273	8,007

Income tax provision	1,967	1,682	3,812	2,880

Net income	$3,408	$3,036	$6,461	$5,127

Net income per share:
Basic	$0.26	$0.22	$0.50	$0.37
Diluted	$0.26	$0.21	$0.49	$0.36

Shares used in calculation of net income per share:
Basic	12,915	13,916	12,977	13,936
Diluted	13,217	14,197	13,229	14,217

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twenty-six weeks ended
	June 28,	June 29,
	2009	2008

Cash flows from operating activities:
Net income	$6,461	$5,127
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,304	7,322
Amortization of interest purchased	36	114
Stock-based compensation	1,508	1,297
Excess tax benefit from exercise of stock options	(249)	(68)
Tax benefit from exercise of stock options	124	52
Loss on disposition of assets and asset impairment	18	136
Deferred income taxes	(10)	(10)
Changes in other assets and liabilities:
Accounts receivable, net	2,359	(31)
Inventories	(3,349)	(2,884)
Prepaid expenses and other current assets	2,195	(2,006)
Other assets	184	(72)
Accounts payable, accrued liabilities and deferred revenue	(2,322)	(449)
Deferred lease credits and other long-term liabilities	665	1,091
Net cash provided by operating activities	15,924	9,619

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,853)	(14,943)
Proceeds from sales of property, plant and equipment	-	6
Changes in restricted investments	864	-
Proceeds from sales and maturities of marketable securities	7,607	5,597
Purchases of marketable securities	(370)	(917)
Net cash used in investing activities	(752)	(10,257)

Cash flows from financing activities:
Net proceeds from issuance of common stock	1,572	634
Purchase of common stock	(6,564)	(8,277)
Excess tax benefit from exercise of stock options	249	68
Net cash used in financing activities	(4,743)	(7,575)

Increase (decrease) in cash and cash equivalents	10,429	(8,213)
Cash and cash equivalents, beginning of period	4,719	15,312

Cash and cash equivalents, end of period	$15,148	$7,099

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$1,304	$3,673
Other cash flow information:
Cash paid for income taxes	2,136	4,972

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended June 28, 2009
Net revenue	$48,840	100.0%	$24,725	100.0%		$73,565	100.0%
Cost of sales and occupancy	21,226	43.5%	11,727	47.4%		32,953	44.8%
Operating expenses	20,173	41.3%	5,407	21.9%		25,580	34.8%
Depreciation and amortization	2,780	5.7%	435	1.8%	$416	3,631	4.9%
Segment operating income	4,661	9.5%	7,156	28.9%	(6,490)	5,327	7.2%

For the thirteen weeks ended June 29, 2008
Net revenue	$46,309	100.0%	$23,746	100.0%		$70,055	100.0%
Cost of sales and occupancy	20,706	44.7%	11,534	48.6%		32,240	46.0%
Operating expenses	19,825	42.8%	4,864	20.5%		24,689	35.2%
Depreciation and amortization	2,509	5.4%	317	1.3%	$350	3,176	4.5%
Segment operating income	3,269	7.1%	7,031	29.6%	(5,784)	4,516	6.4%

For the twenty-six weeks ended June 28, 2009
Net revenue	$96,823	100.0%	$48,847	100.0%		$145,670	100.0%
Cost of sales and occupancy	41,751	43.1%	23,770	48.7%		65,521	45.0%
Operating expenses	39,929	41.2%	10,823	22.2%		50,752	34.8%
Depreciation and amortization	5,542	5.7%	862	1.8%	$834	7,238	5.0%
Segment operating income	9,601	9.9%	13,392	27.4%	(12,846)	10,147	7.0%

For the twenty-six weeks ended June 29, 2008
Net revenue	$90,918	100.0%	$46,272	100.0%		$137,190	100.0%
Cost of sales and occupancy	41,062	45.2%	23,167	50.1%		64,229	46.8%
Operating expenses	38,851	42.7%	9,367	20.2%		48,218	35.1%
Depreciation and amortization	4,887	5.4%	657	1.4%	$702	6,246	4.6%
Segment operating income	6,118	6.7%	13,081	28.3%	(11,698)	7,501	5.5%